Exhibit 99.4

September 15, 2026

Board of Directors
PBCO Financial Corporation
1528 Biddle Road
Medford, OR 97504

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of PBCO Financial Corporation (the "Company") as an Annex to the joint proxy statement/prospectus relating to the Company’s proposed merger with Northrim BanCorp, Inc. (“Northrim”) contained in Amendment No.1 to the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by Northrim, and to the references to our firm and such opinion in such Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

D.A. Davidson & Co.
Irvine, California

Investment Banking
3333 Michelson Drive ● Suite 900 ● Irvine, CA 92612 ● (714) 327-8800
www.dadavidson.com